EXHIBIT 10.3

EVERTEC, INC.
2022 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (together with the Vesting Schedule (defined below), this “Agreement”) is made as of this 28th day of February, 2025 (the “Date of Grant”), by and between EVERTEC, Inc. (the “Company”) and you (the “Participant”). Defined terms used but not otherwise defined herein will have the meanings attributed to them in the Plan (defined below).

W I T N E S S E T H

WHEREAS, the Company maintains the EVERTEC, Inc. 2022 Equity Incentive Plan (the “Plan”);

WHEREAS, in connection with the Participant’s service as an employee of the Company or any of its Affiliates and Subsidiaries (the “Employment”), the Company desires to grant Restricted Stock Units (“RSUs”) to the Participant (the “Award”), subject to the terms and conditions of the Plan and this Agreement;

WHEREAS, such RSUs will be time-based RSUs (“Time-Based RSUs”), which vest on a future specified date or dates, as specified in Exhibit A; and

WHEREAS, such RSUs could also be performance-based RSUs (“Performance-Based RSUs”), which vest on a future specified date or dates and are subject to certain performance metrics, as specified in Exhibit A.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the parties agree as follows:

1.Grant of RSUs. In consideration of the Employment, the Company will grant to the Participant the number of RSUs set forth in the vesting schedule included herein as Exhibit A (the “Vesting Schedule”). Each RSU represents the unfunded and unsecured promise of the Company to deliver to the Participant one share of common stock, par value $.01 per share, of the Company (the “Common Stock”) on the Settlement Date (as defined in Section 6 hereof).

2.Purchase Price. The purchase price of the RSUs shall be deemed to be zero U.S. Dollars ($0) per share.
3.
4.Vesting. The RSUs shall vest and become non-forfeitable on the dates established in the Vesting Schedule (each such date, a “Vesting Date”), provided that the Participant is actively carrying out his or her duties in connection with the Employment at all times from the Date of Grant through each respective Vesting Date.

5.RSUs Vesting Acceleration.
(a)
(a)In the event of the Employment’s termination due to Participant’s death or Disability (defined below), then as of the Termination Date (defined below) all of the unvested Time-Based RSUs shall become fully vested and all unvested Performance-Based RSUs shall become fully vested (x) based on actual level of performance achieved as of the Termination Date (to the extent the performance period with respect to the relevant goal was completed as of the Termination Date) and (y) at the target level of performance (to the extent the performance period with respect to the relevant goal was not complete as of the Termination Date), conditioned on the Participant, if legally capable at such time, or his estate, beneficiaries or legal representatives, if Participant is deceased or legally incapable at such time, executing a general release of claims related to or arising from Participant’s Employment, in a form acceptable to the Company. For the avoidance of doubt, it is understood that there may be circumstances where a component of an unearned performance award(s) is valued based on actual performance and a separate component is valued based on target performance.

(b)In the event the Employment is terminated for any other reason, including without limitation by the Company with or without cause or due to the Participant’s resignation, then all RSUs that have not become vested as of the Termination Date shall automatically be forfeited.

(c)For purposes of this Agreement:
(d)
i.“Disability” has the following meaning: the Participant’s inability to perform the Employment by reason of any medically determinable physical or mental impairment for a period of 6 months or more in any 12-month period.

ii.“Termination Date” is the date the Participant’s Employment is terminated under the circumstances set forth in (a) or (b) above.

6.Dividend Equivalents. If the Company pays an ordinary cash dividend on its outstanding Common Stock at any time between the Date of Grant and the Settlement Date (as defined in Section 6 below) -- provided that the date on which stockholders of record are determined for purposes of paying a cash dividend on issued and outstanding shares of the Common Stock falls after the Date of Grant -- the Participant shall receive on the Settlement Date or at the next payroll payment (but in no event more than 75 days after the Vesting Date) either: (a) a number of Shares (as defined in Section 6 below) having a Fair Market Value (as defined below) on the Vesting Date equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date; or (b) a lump sum cash payment equal to the aggregate amount of the cash dividends paid by the Company on a single share of the Common Stock, multiplied by the number of RSUs that are settled on the Settlement Date ((a) or (b) as applicable, the “Dividend Payment”); provided, however, that in the case of (a), any partial Share resulting from the calculation will be paid in cash.
7.
8.For purposes of this Agreement, “Fair Market Value” means the closing price of the Company’s Common Stock at the close of business of the applicable date.

9.Settlement. Within 75 days following the day any RSUs are vested in accordance with the terms and conditions of this Agreement (the “Settlement Date”), the Company shall (a) issue and deliver to the Participant one share of Common Stock for each vested RSU (the “Shares”) and enter the Participant’s name as a shareholder of record or beneficial owner with respect to the Shares on the books of the Company; and (b) calculate the Dividend Payment. The Participant agrees that the Company may deduct from the Dividend Payment any amounts owed by the Participant to the Company with respect to any whole Share issued by the Company to the Participant to cover any partial Share resulting from the settlement process.

10.Restrictive Covenants.

(a)The Participant hereby acknowledges that he or she is familiar with the Confidential Information (defined below) of the Company and its Affiliates and Subsidiaries. The Participant acknowledges and agrees that the Company would be irreparably damaged if the Participant were to provide services to any person competing with the Company or any of its Affiliates or Subsidiaries or engaged in a Similar Business (defined below) and that such competition by the Participant would result in a significant loss of goodwill by the Company. Therefore, the Participant agrees that the following are reasonable restrictions:

i.Similar Business: In consideration of the Award, during the Employment and for a term of 12 months immediately after the Termination Date, the Participant shall not, directly or indirectly, Engage in Similar Business services or activities within a 10-mile perimeter of where the Company is engaged in business in Puerto Rico and within that same perimeter in any other country with respect to which the Participant performed his duties on a regular basis as an employee for the Company, during the 12 consecutive month period ending on the Termination Date; provided, that nothing herein shall prohibit the Participant from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as the Participant has no active participation in the business of such corporation.

(b)In consideration of the Award, during the Employment and ending 12 months after the Termination Date, the Participant shall not directly, or indirectly through another person, (i) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries to leave the employ or services of the Company or any of its Affiliates or Subsidiaries, or in any way interfere with the relationship between the Company or any of its Affiliates or Subsidiaries and any employee, representative, agent or consultant thereof; or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its Affiliates or Subsidiaries at any time during the 12 month period immediately prior to the date on which such hiring would take place. No action by another person or entity shall be deemed to be a breach of this provision unless the Participant directly or indirectly assisted, encouraged, or otherwise counseled such person or entity to engage in such activity.

(c)For purposes of this Section 7:

i.“Engage” means participate in, consult with, be employed by, or assist with the organization, policy making, ownership, financing, management, operation, or control of any Similar Business in any capacity in which, in the absence of this Agreement, Confidential Information, inventions, Trade Secrets of the Company or Goodwill would reasonably be considered useful.
ii.“Similar Business” shall mean the same business of providing full-service transaction processing, including merchant acquiring, payment services and business process management services, to the extent such activity or activities were actually performed or engaged in by, for, or on behalf of, the Company or any of its subsidiaries or affiliates during the employment period.
iii.“Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Participant’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Participant during the Employment concerning (A) the business or affairs of the Company, its Affiliates or Subsidiaries; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (L) customers and Clients and customer or Client lists; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Participant’s unauthorized disclosure or any third party’s unauthorized disclosure resulting from any direct or indirect influence by Participant) prior to the date Participant proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
11.Taxes. Unless otherwise required by applicable law, on the Settlement Date, (a) the Shares and the Dividend Payment will be considered ordinary income for tax purposes and subject to all applicable payroll taxes; (b) the Company shall report such income to the appropriate taxing authorities as it determines to be necessary and appropriate; (c) the Participant shall be responsible for payment of any taxes due in respect of the Shares and the Dividend Payment; and (d) the Company shall withhold taxes in respect of the Shares and the Dividend Payment (a “Tax Payment”). In order to satisfy the Participant’s obligation to pay the Tax Payment, the Company will withhold from any Shares otherwise to be delivered to the Participant, a number of whole shares of Common Stock having a Fair Market Value equal to the Tax Payment (i.e., a “cashless exercise”); provided, however, that the Participant may elect to satisfy his or her obligation to pay the Tax Payment through a non-cashless exercise, by notifying the Company within at least 5 business days before the Settlement Date. If the Participant does not provide such notification within the established timeframe, the Company will proceed with the default method of the cashless exercise. If the Participant fails to pay any required Tax Payment, the Company may, in its discretion, deduct any Tax Payments from any amount then or thereafter payable by the Company to the Participant and take such other action as deemed necessary to satisfy all obligations for the Tax Payment (including reducing the number of Shares delivered on the Settlement Date). The Participant agrees to pay the Company in the form of a check or cashier’s check any overage of the Tax Payment paid by the Company as a result of making whole any partial Share issued through a cashless exercise. Furthermore, the Participant acknowledges and agrees that the Participant will be solely responsible for making any Tax Payment directly to the appropriate taxing authorities should the Participant opt not to satisfy his or her Tax Payment through a cashless exercise.

12.
13.Rights as Stockholder. Upon and following the Settlement Date (but not before), the Participant shall be the record or beneficial owner of the Shares unless and until such Shares are sold or otherwise disposed of, and, if a record owner, shall be entitled to all rights of a stockholder of the Company (including voting rights).
14.
15.Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Puerto Rico applicable to contracts to be performed therein. The Participant expressly consents that any action or proceeding relating to the Plan will be heard without a jury. No action relating to the Plan may be brought later than the first anniversary of earlier of termination of employment or other event giving rise to the claim.
16.Notice. Every notice or other communication relating to this Agreement shall be made in writing and the notice, request or other communication shall be deemed to be received upon receipt by the party entitled thereto. Any notice, request or other communication by the Participant should be delivered to the Company’s Chief Legal Officer.
17.
18.Miscellaneous. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless in writing and signed by the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Plan. The terms and provisions of the Plan and the Vesting Schedule are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

By clicking “I Accept” below, the Participant is hereby agreeing to the terms and conditions of this Agreement as of the Date of Grant set forth above, and that he or she has read the same, including the Vesting Schedule.

Exhibit A - Vesting Schedule

###VEST_SCHEDULE_TABLE###

Participant’s Performance-Based RSUs are governed by the following terms and conditions:

I.Defined Terms. All capitalized terms used, but not defined in this Exhibit A, shall have the meanings attributed to them in the Agreement.

a)“Accumulated Shares” means, for a given trading day, the sum of (a) one (1) share and (b) a cumulative number of shares of a company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of the company at the closing price on the ex-dividend date, for ex-dividend dates during the Opening Average Period or between the Date of Grant and the Vesting Date, as applicable.
b)“Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, after all typical and applicable adjustments made by the Company.
c)“Closing Average Period” means the last 20 trading days of the Relative TSR Performance Period.
d)“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.
e)“Adjusted EBITDA Performance Period” means the one-year period commencing on January 1, 2025 and ending on December 31, 2025, consistent with the Company’s fiscal year.
f)“Grant Date Fair Value” means a value arrived at by projecting future stock prices for the Company and the Peer Companies while allowing for greater flexibility and customization of the assumptions and plan design parameters which is necessary to value the Adjusted EBITDA RSUs with a Relative TSR Multiplier.
g)“Opening Average Period” means the 20 trading days immediately preceding the first day of the Relative TSR Performance Period.
h)“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.
i)“Peer Companies” means the constituents of the Russell 2000 Index as of January 1, 2025.
j)“Performance Period” means the 3-year period commencing on the Date of Grant and ending on the third-anniversary of the Date of Grant.
k)“Relative TSR” is a performance metric that compares the Company’s TSR to the TSR of each of the Peer Companies using the methodology set forth herein.
l)“Relative TSR Multiplier” is the multiplier that will be applied to the Adjusted EBITDA RSUs at the end of the Relative TSR Performance Period.
m)“Relative TSR Performance Period” means the Performance Period for which the TSR metrics for Performance-Based RSUs will be measured.
n)“TSR” (Total Shareholder Return) means the change in fair market value over a specified period of time, expressed as a percentage, which will be calculated by dividing (a) the Closing Average Share Value by (b) the Opening Average Share Value and subtracting one from the quotient.

II.Metrics for Performance-Based RSUs

The Company will use the following metrics and criteria for calculating the Performance-Based RSUs:

a)The target number of Performance-Based RSUs that the Participant is granted has been allocated to Adjusted EBITDA RSUs and will be subject to the Relative TSR Multiplier. The actual number of Performance-Based Adjusted EBITDA RSUs with a Relative TSR Multiplier was determined by dividing this portion of the Award’s value by the Grant Date Fair Value.

b)The Adjusted EBITDA RSUs will be based on the Company’s actual, currency neutral, one-year Adjusted EBITDA measured over the Adjusted EBITDA Performance Period relative to the goals established below.

Performance Level
Adjusted 1-Year EBITDA (millions)
Earned Percentage
Maximum
$390.3
200%
Target
$354.8
100%
Threshold
$337.1
60%
Less Than
$337.1
0%

c)The number of RSUs that are eligible to vest may be greater or less than the resulting number of earned Adjusted EBITDA RSUs depending on the level of attainment of Relative TSR over the Relative TSR Performance Period based on the following percentile approach.

Performance Level
Percentile Rank vs.
Peer Companies
Relative TSR Multiplier
Maximum
75th Percentile or Above
1.25
Target
50th Percentile
1.00
Threshold
≤ 35th Percentile
0.75

d)The total number of Performance-Based RSUs that will actually vest will be equal to: Target EBITDA RSUs * Earned Percentage * Relative TSR Multiplier.

e)The actual level of the Earned Percentage and Relative TSR Multiplier will be based on a linear interpolation between threshold and target and between target and maximum levels.

f)In the event of a payout percentage level above 100%, the Participant will be awarded additional RSUs so that the total number of RSUs which vest as of the Vesting Date equals the RSU amount as calculated in item (d) above. In the event of a payout percentage level below 100%, the original RSU Award amount will be reduced to the extent necessary to provide that the total number of RSUs which vest as of the Vesting Date equals the RSU amount as calculated in item (d) above (any such reduced RSUs to be considered forfeited). This same method will apply to the calculation of dividend equivalents and any shares of Common Stock issued as a result thereof.

g)Relative TSR will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P = the percentile performance (rounded to the nearest whole percentile)
N = the number of Peer Companies, plus the Company
R = the Company’s ranking among the Peer Companies

Example: if there are 24 Peer Companies, and Evertec ranked 7th, the performance would be at the 75th percentile:
.75 = 1 – ((7-1)/(25-1))

h)The Peer Companies may be changed if any of the following events occur during the Relative TSR Performance Period:

1. In the event of a merger, acquisition or business combination transaction of a Peer Company with another Peer Company, the surviving entity shall remain a Peer Company.

2. In the event of a merger, acquisition or business combination transaction of a Peer Company with an entity that is not a Peer Company, where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

3. In the event of a merger or acquisition or business combination transaction of a Peer Company with an entity that is not a Peer Company, where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the Peer Company shall be removed from the list of Peer Companies.

4. In the event of a bankruptcy of a Peer Company, or if a Peer Company is delisted, such Peer Company shall remain a Peer Company, but will be allocated a TSR at the lowest position in the final calculation of the percentile rankings.

5. In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading. The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.